Exhibit 15.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of FLJ Group Limited on Form F-3 (FILE NO. 333-258187) of our report dated January 20, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audits of the consolidated financial statements of FLJ Group Limited as of September 30, 2022 and 2021 and for each of the three years ended September 30, 2022 appearing in the Annual Report on Form 20-F of FLJ Group Limited for the fiscal year ended September 30, 2022.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

January 20, 2023

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com